Exhibit 99.1

Colonial BancGroup Announces Record Earnings Per Share of $0.34 and an 18% Increase in Net Income over the Third Quarter of 2003

    MONTGOMERY, Ala.--(BUSINESS WIRE)--Oct. 19, 2004--The Colonial BancGroup, Inc. (NYSE: CNB) Chairman and CEO, Robert E. Lowder, announced today that the Company had record earnings for the quarter ended September 30, 2004 of $0.34 per diluted share, a 10% increase over the $0.31 recorded for the same quarter of the previous year. Net income for the quarter was $45.7 million, an 18% increase over the $38.8 million recorded in the third quarter of 2003. For the nine months ended September 30, 2004, net income was $128.1 million, compared to $112.2 million for the corresponding period of the prior year, a 14% increase.
    "The past three months have been remarkable in many of our market areas. No one in living memory has seen so many hurricanes affect so many people in such a short time. I'm proud that Colonial could step up and help countless numbers of our customers meet their financial needs in such trying times. For example, we put in place interest-only equity line products, special CD products, ATM fee waivers and other special considerations for those affected by the storms. I am also pleased to report the operating results for the third quarter are especially strong on both sides of the balance sheet, and reflect the dedication of our employees when the chips are really down," said Mr. Lowder.
    Colonial's net interest income for the quarter increased by $20 million, or 16% over the third quarter of 2003. For the nine months ended September 30, 2004, net interest income increased by $51 million, or 14%, over the corresponding period in the prior year. The net interest margin increased to 3.64%, a 21-basis-point increase over the third quarter of 2003 and four basis points over the second quarter of 2004, representing the fourth consecutive quarter of net interest margin expansion.
    The bank's average non-time deposits grew by $534 million, or 33% annualized (19% annualized excluding the effects of the acquisition of P.C.B. Bancorp, Inc. (PCB)), from the second quarter of 2004, and by $1.6 billion, or 31% (23% excluding PCB), from the third quarter of 2003. Total deposits increased by $1.9 billion, or 20% (14% excluding
PCB), from September 30, 2003.
    Total loans, excluding mortgage warehouse loans, increased by $246 million, or 9% annualized, from June 30, 2004 to September 30, 2004 and grew by $1.2 billion, or 12% (7% excluding PCB), from September 30, 2003 to September 30, 2004. Mortgage warehouse loans increased 4%, annualized, from June 30, 2004.
    "Colonial's nonperforming assets ratio reached a record low of 0.33% at September 30, 2004 improving by five basis points from its previous record low at June 30, 2004. Annualized net charge-offs were 0.23% of average loans for the third quarter and 0.22% year to date. Our philosophy of emphasizing profitable loan growth while maintaining excellent asset quality continues to benefit our shareholders," said Mr. Lowder.
    Increases in deposit service charges, fees for electronic banking services and other income were offset by decreases in mortgage origination income and financial planning services, resulting in a 3% reduction in noninterest income, excluding securities gains, from the third quarter of 2003.
    Noninterest expense was $106.5 million in the current quarter, compared to $104.7 million for the second quarter of 2004. The 1.7% increase is primarily due to increases in expenses relating to the PCB acquisition, as the third quarter was the first full quarter which included the results of PCB.
    On September 28, 2004, Colonial announced plans to acquire Union Bank of Florida (Union) which had total assets of $1 billion, total deposits of $717 million and total loans of $639 million at September 30, 2004 making it Colonial's largest acquisition to date. The addition of Union's deposits is expected to bring Colonial's Florida deposits to $6.3 billion and its branches in Florida to 141. The acquisition also is expected to bring Colonial's South Florida deposits to $2.7 billion and its number of branches there to 46, with 18 locations in Broward County, 16 locations in Miami-Dade County and 12 in Palm Beach County. Once completed, this transaction should enhance Colonial's position as the seventh largest bank in Florida with 53% of the Company's deposits and 50% of its assets in that state. This transaction is expected to be completed in the first quarter of 2005.
    Colonial BancGroup operates 289 branches in Florida, Alabama, Georgia, Nevada and Texas with $18.2 billion in assets. The Company's common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.
    More detailed information on Colonial BancGroup's quarterly earnings was filed today on Form 8-K with the Securities and Exchange Commission and may be obtained from Colonial BancGroup's corporate website at www.colonialbank.com by clicking on the link entitled Colonial BancGroup Announces Record Earnings or under the Investor Relations area of the website in the section labeled Press Releases.
    This release and the above referenced Current Report on Form 8-K of which this release forms a part contain "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) an inability of the company to realize elements of its strategic plans for 2004 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either internationally, nationally or regionally, that are less favorable than expected; (iv) expected cost savings from recent and future acquisitions are not fully realized; (v) changes in the interest rate environment which may reduce margins; (vi) management's assumptions regarding allowance for loan losses may not be borne by subsequent events; (vii) changes which may occur in the regulatory environment (viii) costs of certain strategic initiatives and (ix) other factors more fully discussed in our periodic reports filed with the Securities and Exchange Commission. When used in this Report, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," "anticipates" and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary
(Dollars in millions)
                                                           % Change
                September 30, December 31, September 30, September 30,
                    2004          2003         2003       '03 to '04
----------------------------------------------------------------------

Total assets      $18,191       $16,273       $15,835         15%
Total loans, net:
 Mortgage
  warehouse loans   1,051           982         1,145         -8%
 All other loans   11,511        10,606        10,265         12%
Securities
 available for
 sale and
 investment
 securities         3,527         3,111         2,863         23%
Core (non-time)
 deposits           7,141         5,868         5,445         31%
Total deposits     11,182         9,769         9,305         20%
Shareholders'
 equity             1,374         1,178         1,112         24%
----------------------------------------------------------------------


                                  Nine Months Ended
                             ---------------------------
Earnings Summary                                           % Change
(In thousands, except per    September 30, September 30, September 30,
 share amounts)                  2004          2003       '03 to '04
----------------------------------------------------------------------

 Net interest income
  (taxable equivalent)         $427,994      $377,590         13%
 Provision for loan losses       21,606        28,176        -23%
 Noninterest income
  excluding security
  gains(losses)(1)               96,590        96,237          0%
 Security gains(losses), net      7,417         3,859         92%
 Noninterest expense
  excluding loss on ext. of
  debt(1)                       308,672       277,763         11%
 Loss on early
  extinguishment of debt          6,183             -          -
Net Income                     $128,121      $112,189         14%


----------------------------
EARNINGS PER SHARE:
----------------------------
Net Income
 Basic                            $0.98         $0.90          9%
 Diluted                          $0.98         $0.90          9%
Average shares outstanding      130,267       124,050
Average diluted shares
 outstanding                    131,405       124,826
----------------------------------------------------------------------

----------------------------
KEY RATIOS:
----------------------------
 Net interest margin               3.61%         3.43%         5%
 Book value per share            $10.28         $8.94         15%
 Dividends paid per share        $0.435        $0.420          4%
----------------------------------------------------------------------



                                 Three Months Ended
                             ---------------------------
Earnings Summary                                           % Change
(In thousands, except per    September 30, September 30, September 30,
 share amounts)                  2004          2003       '03 to '04
----------------------------------------------------------------------

 Net interest income
  (taxable equivalent)         $150,266      $130,127         15%
 Provision for loan losses        7,153         9,306        -23%
 Noninterest income
  excluding security
  gains(losses)(1)               32,693        33,627         -3%
 Security gains(losses), net        367           142        158%
 Noninterest expense
  excluding loss on ext. of
  debt(1)                       106,541        95,233         12%
 Loss on early
  extinguishment of debt              -             -          -
Net Income                      $45,673       $38,812         18%

----------------------------
EARNINGS PER SHARE:
----------------------------
Net Income
 Basic                            $0.34         $0.31         10%
 Diluted                          $0.34         $0.31         10%
Average shares outstanding      133,568       124,354
Average diluted shares
 outstanding                    134,730       124,997
----------------------------------------------------------------------

----------------------------
KEY RATIOS:
----------------------------
 Net interest margin               3.64%         3.43%         6%
 Book value per share            $10.28         $8.94         15%
 Dividends paid per share        $0.145        $0.140          4%
----------------------------------------------------------------------


                              September 30, December 31, September 30,
Nonperforming Assets              2004           2003        2003
----------------------------------------------------------------------

Total non-performing assets
 ratio                             0.33%         0.65%      0.72%
Allowance as a percent of
 nonperforming loans                454%          240%       208%
Net charge-offs ratio
 (annualized):
      Quarter to date              0.23%         0.30%      0.35%
      Year to date                 0.22%         0.31%      0.31%
----------------------------------------------------------------------

(1) Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentations.


    CONTACT: Colonial BancGroup, Inc.
             Glenda Allred, 334-240-5064

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Nine Months Ended
                                                                                                             ---------------------
Earnings Summary                                       3rd Qtr.   2nd Qtr.   1st Qtr.   4th Qtr.   3rd Qtr.  Sept. 30,  Sept. 30,
(Dollars in thousands, except per share amounts)         2004       2004       2004       2003       2003       2004       2003
----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                    $149,835   $143,635   $133,107   $130,816   $129,576   $426,577   $375,827
Provision for loan loss                                   7,153      6,519      7,934      9,202      9,306     21,606     28,176

Noninterest income:(1)
 Service charges on deposit accounts                     15,033     15,029     14,185     14,237     14,304     44,247     39,377
 Financial planning services                              3,030      3,983      3,124      3,587      3,764     10,137     11,525
 Electronic banking                                       3,157      3,180      2,812      2,554      2,489      9,149      7,632
 Mortgage origination                                     2,162      2,373      1,990      2,243      4,274      6,525     14,990
 Securities gains(losses), net                              367       (392)     7,442        954        142      7,417      3,859
 Other income                                             9,311      9,071      8,150      9,352      8,796     26,532     22,713
                                                      ----------------------------------------------------------------------------
    Total noninterest income                             33,060     33,244     37,703     32,927     33,769    104,007    100,096

Noninterest expense:(1)
 Salaries and employee benefits                          55,509     54,283     50,700     50,524     50,295    160,492    145,625
 Occupancy and equipment expenses                        23,162     21,874     21,197     21,703     20,592     66,233     60,560
 Amortization of intangibles                              1,925      1,390      1,123      1,128      1,085      4,438      3,257
 Merger related expenses                                    662      1,190         82         86          -      1,934        185
 Loss on early extinguishment of debt                         -          -      6,183          -          -      6,183          -
 Other expense                                           25,283     25,965     24,327     23,921     23,261     75,575     68,136
                                                      ----------------------------------------------------------------------------
    Total noninterest expense                           106,541    104,702    103,612     97,362     95,233    314,855    277,763

Income before tax                                        69,201     65,658     59,264     57,179     58,806    194,123    169,984
Income tax                                               23,528     22,324     20,150     19,441     19,994     66,002     57,795
                                                      ----------------------------------------------------------------------------
 Net Income                                             $45,673    $43,334    $39,114    $37,738    $38,812   $128,121   $112,189
                                                      ----------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Earnings per share - Diluted
----------------------------------------------------------------
 Net Income                                               $0.34      $0.33      $0.31      $0.30      $0.31      $0.98      $0.90

----------------------------------------------------------------------------------------------------------------------------------
Selected ratios
----------------------------------------------------------------
 Return on average assets*                                 1.02%      1.01%      0.98%      0.94%      0.95%      1.00%      0.95%
 Return on average equity*                                13.74%     14.04%     13.10%     12.92%     13.92%     13.64%     13.66%
 Efficiency ratio(2)                                      58.23%     58.90%     59.45%     59.62%     58.16%     58.84%     58.62%
 Noninterest income(2)/ avg assets*                        0.73%      0.78%      0.75%      0.80%      0.82%      0.76%      0.81%
 Noninterest expense(2)/ avg assets*                       2.40%      2.43%      2.42%      2.45%      2.34%      2.41%      2.34%

 Net interest margin                                       3.64%      3.60%      3.58%      3.53%      3.43%      3.61%      3.43%
 Equity to assets                                          7.55%      7.30%      7.46%      7.24%      7.02%
 Tier one leverage                                         7.26%      7.30%      7.56%      7.50%      7.12%
 Tangible capital ratio                                    5.51%      5.16%      5.85%      5.60%      5.50%
----------------------------------------------------------------------------------------------------------------------------------
*Annualized

(1) Certain reclassifications have been made to prior period financial statements to conform to current presentations.
(2) Noninterest income excludes gains(losses) on sale of securities and noninterest expense excludes loss on early extinguishment of debt.
    *Annualized

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

-----------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CONDITION
                                                                          Sept. 30,   June 30,    March 31,   Dec. 31,   Sept. 30,
(Dollars in thousands)                                                      2004        2004        2004        2003        2003
-----------------------------------------------------------------------------------------------------------------------------------

Assets:(2)

Cash and due from banks                                                   $335,836    $357,862    $311,460    $329,152    $321,362
Interest-bearing deposits in banks                                          11,308      10,912      11,534      16,565      15,757
Federal funds sold and securities purchased under agreements to resell     262,415      37,144       9,000           -      30,000
Securities available for sale                                            3,520,259   3,338,855   3,008,651   3,100,321   2,852,344
Investment securities                                                        6,759       7,377       8,745      10,387      10,952
Loans held for sale                                                        508,317     545,905     365,245     378,324     366,080
Total loans, net:
  Mortgage warehouse loans                                               1,050,990   1,041,070   1,070,040     982,488   1,144,519
  All other loans                                                       11,511,363  11,264,957  10,758,947  10,606,407  10,264,929
  Less:  Allowance for loan losses                                        (147,058)   (147,000)   (140,476)   (138,549)   (136,625)
                                                                       ------------------------------------------------------------
Loans, net                                                              12,415,295  12,159,027  11,688,511  11,450,346  11,272,823
Premises and equipment, net                                                268,249     270,282     253,859     246,170     236,229
Intangible assets, net                                                     392,560     395,381     281,139     282,190     254,148
Other real estate owned                                                      9,286      11,084      15,432      17,821      16,809
Bank owned life insurance                                                  212,290     209,955     185,098     182,857     180,528
Accrued interest and other assets                                          248,725     249,235     360,324     259,169     277,487
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                           $18,191,299 $17,593,019 $16,498,998 $16,273,302 $15,834,519
-----------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:

Non-interest bearing deposits                                           $2,364,758  $2,336,072  $2,068,798  $2,021,901  $1,884,568
Interest-bearing deposits                                                4,213,962   4,036,973   3,519,129   3,314,328   3,002,640
Savings deposits                                                           562,333     550,909     538,005     531,419     558,071
                                                                       ------------------------------------------------------------
Total non-time deposits                                                  7,141,053   6,923,954   6,125,932   5,867,648   5,445,279
Time deposits                                                            4,041,032   3,962,168   3,923,840   3,900,944   3,859,949
                                                                       ------------------------------------------------------------
Total deposits                                                          11,182,085  10,886,122  10,049,772   9,768,592   9,305,228
Short-term borrowings                                                    3,239,221   3,042,573   2,960,575   3,311,640   3,352,913
Subordinated debt                                                          278,225     270,536     286,723     278,428     284,926
Junior subordinated debt                                                   315,552     309,324     306,824     299,917     305,425
FHLB and other long-term debt                                            1,734,966   1,727,326   1,501,926   1,364,969   1,407,973
Other liabilities                                                           67,463      73,643     162,781      71,451      66,260
                                                                       ------------------------------------------------------------
Total liabilities                                                       16,817,512  16,309,524  15,268,601  15,094,997  14,722,725

Common stock, par value $2.50 share (1)                                    334,043     333,601     318,000     317,437     311,057
Additional paid in capital                                                 333,791     332,629     238,856     237,134     205,232
Retained earnings                                                          697,215     670,908     646,022     625,326     605,351
Unearned compensation                                                         (648)     (1,087)     (1,157)     (1,134)     (1,930)
Accumulated other comprehensive income(loss), net of taxes                   9,386     (52,556)     28,676        (458)     (7,916)
                                                                       ------------------------------------------------------------
Total shareholders' equity                                               1,373,787   1,283,495   1,230,397   1,178,305   1,111,794

-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                             $18,191,299 $17,593,019 $16,498,998 $16,273,302 $15,834,519
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

(1) Common Shares Authorized                                           200,000,000 200,000,000 200,000,000 200,000,000 200,000,000
    Common Shares Issued                                               133,617,232 133,440,337 127,199,880 126,974,668 124,422,742
    Common Shares Outstanding                                          133,617,232 133,440,337 127,199,880 126,974,668 124,422,742

-----------------------------------------------------------------------------------------------------------------------------------

(2) Certain reclassifications have been made to prior period financial statements to conform to current presentations.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

-----------------------------------------------------------------------------------------------------------------------
                                                                 Three Months Ended
                                ---------------------------------------------------------------------------------------
AVERAGE VOLUME AND RATES (unaudited)       September 30,                   June 30,                  September 30,
(Dollars in thousands)                         2004                         2004                          2003
                                ---------------------------------------------------------------------------------------
                                  Average                       Average                      Average
                                   Volume    Interest   Rate     Volume    Interest  Rate    Volume     Interest  Rate
-----------------------------------------------------------------------------------------------------------------------

Assets:
  All other loans, net of
   unearned income(2)(3)         $11,344,719  $160,229  5.62% $10,940,070  $148,516  5.46% $10,073,898  $145,035  5.72%
  Mortgage warehouse loans         1,035,679    10,544  4.05%   1,120,277    11,251  4.04%   1,683,548    16,100  3.79%
  Loans held for sale                468,791     5,018  4.28%     526,491     6,456  4.90%     605,562     7,301  4.82%
  Investment securities and
   securities available for sale
   and other interest-earning
   assets(3)                       3,615,754    40,551  4.49%   3,470,991    38,463  4.43%   2,758,311    27,457  3.98%

                                -----------------------       ----------------------       ----------------------
  Total interest-earning
   assets(1)                      16,464,943  $216,342  5.24%  16,057,829  $204,686  5.13%  15,121,319  $195,893  5.15%

  Nonearning assets(3)             1,265,714                    1,202,454                    1,162,627

                                -------------                 ------------                 ------------
    Total assets                 $17,730,657                  $17,260,283                  $16,283,946

-----------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders'
 Equity:
  Interest-bearing non-time
   deposits                       $4,747,994   $10,847  0.91%  $4,320,746    $9,254  0.86%  $3,433,979    $6,317  0.73%
  Time deposits                    4,002,410    25,044  2.49%   3,955,769    24,148  2.45%   3,829,347    25,741  2.67%
  Short-term borrowings            2,987,370    10,642  1.42%   3,205,953     8,213  1.03%   3,582,002     9,813  1.09%
  Long-term debt(3)                2,289,851    19,543  3.40%   2,265,437    18,956  3.36%   2,258,749    23,895  4.20%

                                -----------------------       ----------------------       ----------------------
  Total interest-bearing
   liabilities                    14,027,625   $66,076  1.87%  13,747,905   $60,571  1.77%  13,104,077   $65,766  1.99%

  Noninterest-bearing demand
   deposits                        2,273,263                    2,166,471                    1,941,749
  Other liabilities(3)               107,009                      104,932                      131,777

                                -------------                 ------------                 ------------
  Total liabilities               16,407,897                   16,019,308                   15,177,603
  Shareholders' equity             1,322,760                    1,240,975                    1,106,343

                                -------------                 ------------                 ------------
Total liabilities and
 shareholders' equity            $17,730,657                  $17,260,283                  $16,283,946

-----------------------------------------------------------------------------------------------------------------------
Rate differential                                       3.37%                        3.36%                        3.16%

Net yield on interest-earning
 assets                                       $150,266  3.64%              $144,115  3.60%              $130,127  3.43%

-----------------------------------------------------------------------------------------------------------------------

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2) Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

(3) Unrealized gains(losses) on available for sale securities and the adjustments for mark to market valuations have been classified in either nonearning assets or other liabilities. All quarters presented were changed to reflect this presentation.

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
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

---------------------------------------------------------------------------------------------------------
                                                                Nine Months Ended September 30,
                                               ----------------------------------------------------------
AVERAGE VOLUME AND RATES (unaudited)                           2004                         2003
                                               ----------------------------------------------------------
(Dollars in thousands)                            Average                      Average
                                                  Volume     Interest  Rate     Volume    Interest  Rate
---------------------------------------------------------------------------------------------------------

Assets
 All other loans, net of unearned income(2)(3)  $10,959,787  $453,935  5.53%  $9,994,465  $444,071  5.94%
 Mortgage warehouse loans                         1,013,169    30,426  4.01%   1,585,351    47,248  3.98%
 Loans held for sale                                443,810    15,986  4.80%     397,156    14,898  5.00%
 Investment securities and securities available
  for sale and other interest-earning assets(3)   3,422,798   114,941  4.48%   2,732,135    81,539  3.98%

                                               -----------------------       ----------------------
 Total interest-earning assets(1)                15,839,564  $615,288  5.19%  14,709,107  $587,756  5.34%

 Nonearning assets(3)                             1,203,669                    1,116,020

                                               -------------                 ------------
   Total assets                                 $17,043,233                  $15,825,127

---------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity:
 Interest-bearing non-time deposits              $4,326,000   $28,051  0.87%  $3,320,132   $20,254  0.82%
 Time deposits                                    3,959,890    73,642  2.48%   4,030,425    87,165  2.89%
 Short-term borrowings                            3,009,151    25,902  1.15%   3,271,525    30,454  1.24%
 Long-term debt(3)                                2,259,352    59,699  3.53%   2,136,705    72,293  4.52%

                                               -----------------------       ----------------------
 Total interest-bearing liabilities              13,554,393  $187,294  1.85%  12,758,787  $210,166  2.20%


 Noninterest-bearing demand deposits              2,124,163                    1,839,122
 Other liabilities(3)                               109,631                      129,106

                                               -------------                 ------------
 Total liabilities                               15,788,187                   14,727,015
 Shareholders' equity                             1,255,046                    1,098,112

                                               -------------                 ------------
Total liabilities and shareholders' equity      $17,043,233                  $15,825,127

---------------------------------------------------------------------------------------------------------
Rate differential                                                      3.34%                        3.14%

Net yield on interest-earning assets                         $427,994  3.61%              $377,590  3.43%

---------------------------------------------------------------------------------------------------------

(1) Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2) Loans, net of unearned income for the purpose of this presentation excludes mortgage warehouse lending.

(3) Unrealized gains(losses) on available for sale securities and the adjustments for mark to market valuations have been classified in either nonearning assets or other liabilities. All periods presented were changed to reflect this presentation.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS AND LOAN LOSS RESERVE ANALYSIS (unaudited)


-----------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS                       Sept. 30,    June 30,    March 31,   Dec. 31,    Sept. 30,
(Dollars in thousands)                       2004         2004        2004        2003        2003
-----------------------------------------------------------------------------------------------------
Nonaccrual loans                            $32,159     $34,994     $59,618     $57,342     $65,205
Restructured loans                              233         248         263         277         369
                                   ------------------------------------------------------------------
  Total nonperforming loans                  32,392      35,242      59,881      57,619      65,574

Other real estate owned                       9,286      11,084      15,432      17,821      16,809
                                   ------------------------------------------------------------------
  Total nonperforming assets                $41,678     $46,326     $75,313     $75,440     $82,383
                                   ------------------------------------------------------------------
Aggregate loans contractually
 past due 90 days for which
 interest is being accrued                  $11,627     $11,537     $10,683     $10,802      $7,675
Total charge-offs                            24,853      15,997       7,297      41,427      31,278
Total recoveries                             (4,899)     (3,138)     (1,290)     (5,956)     (4,462)
                                   ------------------------------------------------------------------
  Net charge-offs:
     Year to date                            19,954      12,859       6,007      35,471      26,816
     Quarter to date                          7,095       6,852       6,007       8,655      10,299


-----------------------------
RATIOS
-----------------------------
Period end:
  Total nonperforming assets as
   a percent of net loans and
   other real estate                          0.33%       0.38%       0.64%       0.65%       0.72%
  Allowance as a percent of
   nonperforming assets                        353%        317%        187%        184%        166%
  Allowance as a percent of
   nonperforming loans                         454%        417%        235%        240%        208%
  Net charge-offs as a percent of
   average net loans (annualized):
           Quarter to date                    0.23%       0.23%       0.21%       0.30%       0.35%
           Year to date                       0.22%       0.22%       0.21%       0.31%       0.31%
-----------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------

                                      September 30, 2004       June 30, 2004      September 30, 2003
ALLOWANCE FOR LOAN LOSSES % BY     ------------------------------------------------------------------
 CATEGORY                                        Percent               Percent               Percent
(Dollars in thousands)                 Loans     reserve     Loans     reserve     Loans     reserve
-----------------------------------------------------------------------------------------------------
Single Family Real Estate:
  Mortgage warehouse loans           $1,050,990   0.25%    $1,041,070   0.25%    $1,144,519   0.25%
  1-4 Family real estate
  portfolio - held to maturity        2,177,552   0.50%     2,108,335   0.50%     1,929,111   0.50%

Other                                 9,333,811   1.43%     9,156,622   1.46%     8,335,818   1.49%
                                   -------------         -------------         -------------
Total loans                         $12,562,353   1.17%   $12,306,027   1.19%   $11,409,448   1.20%
-----------------------------------------------------------------------------------------------------


Note: The allowance allocation reflected above for mortgage warehouse loans and 1-4 family real estate portfolio loans reflects an internally developed allocation used for illustrative purposes only.


                                8-K Supplemental
                                   (unaudited)


Net Interest Income
-------------------
Net interest income increased $6.2 million or 17% annualized from the second quarter of 2004 due to a four basis point improvement in the net interest margin from 3.60% to 3.64% and a $407 million increase in average earning assets.

The Federal Reserve raised the target federal funds rate 50 basis points during the quarter in addition to a 25 basis point increase on June 30, 2004 which resulted in a 43 basis point increase in the average federal funds rate for the quarter. Colonial raised its prime rate in conjunction with each increase in the target federal funds rate.

Approximately 76% of Colonial's loan portfolio is variable or adjustable rate and increases in rate when market rates rise. As a result, loan yields, excluding mortgage warehouse loans and loans held for sale, increased 16 basis points during the quarter while the yield on mortgage warehouse loans increased one basis point. The yield on loans held for sale declined 62 basis points due to decreased demand for this product. Average loan volume, excluding mortgage warehouse loans and loans held for sale, increased $405 million during the quarter. Mortgage warehouse loans and mortgage loans held for sale declined $142 million during the quarter. The average yield on securities improved six basis points and average volume increased $145 million in the quarter. The increases in volumes and rates resulted in an 11 basis point increase in the yield on interest earning assets.

Overall funding costs increased 10 basis points in the quarter primarily due to a 39 basis point increase in the rate on short-term borrowings which are tied to floating rates. The average rate on long-term debt increased only four basis points due to the favorable impact of interest rate swap agreements entered into during the quarter. The average rate on interest bearing deposits remained relatively constant, only increasing one basis point in the third quarter of 2004.

Colonial's growth in low cost deposits has decreased its dependence on borrowings whereby total average deposits now comprise 68% of the company's total funding compared to 66% for the second quarter of 2004 and 61% for the third quarter of 2003. The shift in funding mix contributes favorably to Colonial's interest rate risk profile and is expected to assist Colonial in containing funding costs in a rising interest rate environment.

Colonial's interest rate risk profile was slightly asset sensitive at September 30, 2004.

The following table reflects an analysis of the increases (decreases) in interest income and expense and the amounts attributable to volume and rate for the third quarter of 2004 compared to the second quarter of 2004:


Analysis of Interest Income and Expense Changes
(fully taxable equivalent basis)
(dollars in thousands)                                   Increases (Decreases)
                                                       from Second Quarter 2004
                                                                Attributed to(1)
                                                                ----------------
Interest Income:                                       Total    Volume     Rate
                                                      --------------------------
All other loans, net                                  $11,713   $6,397   $5,316
Mortgage warehouse lending                               (707)    (743)      36
Loans held for sale                                    (1,438)    (666)    (772)
Securities and other interest-earning assets            2,088    1,626      462
                                                      --------------------------
Total interest income                                  11,656    6,614    5,042
                                                      --------------------------

Interest Expense:
Interest-bearing non-time deposits                      1,593    1,024      569
Time deposits                                             896      409      487
Short-term borrowings                                   2,429     (585)   3,014
Long-term debt                                            587      277      310
                                                      --------------------------
Total interest expense                                  5,505    1,125    4,380
                                                      --------------------------

Net Interest Income                                    $6,151   $5,489     $662
                                                      ==========================


(1) Increases (decreases) are attributed to volume changes and rate changes on the following basis: Volume change equals change in volume multiplied by old rate. Rate change equals change in rate multiplied by old volume. The rate/volume change equals change in volume multiplied by change in rate, and it is allocated between volume change and rate change at the ratio that the absolute value of each of those components bear to the absolute value of their total.


Securities
----------
Securities available for sale and investment securities totaled $3,527 million or 19.4% of total assets at September 30, 2004. The Company's securities had an effective duration of 3.62 years. Unrealized gain/loss on securities available for sale changed from a pretax loss of $80.9 million at June 30, 2004 to a pretax gain of $14.4 million at September 30, 2004 due to decreases in market rates on longer maturities.

Loans
-----
Changes in period-end loan balances for the third quarter consisted of the following:

                                            Period-end                Period-end
                                              Balance     Internal      Balance
(in millions)                                6/30/2004     Change      9/30/2004
                                           -------------------------------------
Commercial real estate and construction         $7,853        $213       $8,066
Single-family real estate                        1,647          39        1,686
Other loans                                      1,303         (36)       1,267
Home equity lines                                  462          30          492
                                           -------------------------------------
Total                                          $11,265        $246      $11,511
                                           =====================================

Mortgage warehouse lending                      $1,041         $10       $1,051
                                           =====================================
Loans held for sale                               $546        ($38)        $508
                                           =====================================


Loans, excluding mortgage warehouse lending, increased $246 million, or 9% annualized, over the second quarter of 2004. Continued emphasis on home equity lines resulted in an increase in equity line balances of approximately 26%, annualized, for the third quarter of 2004.

Contribution of loan growth, from June 30, 2004 to September 30, 2004, by state or division is as follows:

                                                       % of total loan growth
                                                       ----------------------
             Florida                                             83%
             Georgia                                             15%
             Mortgage warehouse lending unit                      3%
             Texas                                                3%
             Nevada                                              (1%)
             Alabama                                             (7%)
             1-4 family real estate portfolio loans               4%
                                                              ------
                                                                100%
                                                              ------

Loans, excluding mortgage warehouse lending, increased from December 31, 2003 to September 30, 2004 by $905 million, or 11% annualized (5% annualized excluding the effects of the acquisition of P.C.B. Bancorp, Inc. (PCB)), primarily from the Company's Florida markets.

Net charge-offs for the third quarter of 2004 were $7.1 million or 0.23%, annualized, of average loans. The loan loss provision for the third quarter 2004 was $7.2 million. Nonperforming assets declined by $4.6 million, or 10%, from June 30, 2004 as a result of the resolution of problem assets through loan payoffs, the sale of underlying loans or the sale of the underlying property. The ratio of nonperforming assets to net loans and other real estate declined to a historically low level of 0.33% compared to 0.38% at June 30, 2004. We expect our credit quality indicators to continue to be among the best for banks over $10 billion in assets.

Deposits
--------
Colonial continued to have strong deposit growth during the quarter with average non-time deposits growing $534 million, or 33% annualized (19% excluding PCB), from the second quarter of 2004. Total average deposits grew $581 million, or 22% annualized (11% excluding PCB), during the quarter.

Period end total deposits increased $296 million, or 11% annualized from June 30, 2004 to September 30, 2004. Non-time deposits at September 30, 2004 increased $217 million, or 13% annualized, from June 30, 2004. Total deposit growth from December 2003 to September 2004 was $1.4 billion, or 19% annualized (12% annualized excluding PCB), and $1.9 billion, or 20% (14% excluding PCB), from September 2003. The Company's Florida markets contributed the majority of the deposit growth.


Noninterest Expense
-------------------
Noninterest expense increased $1.8 million over the second quarter of 2004. The increase was primarily due to increases in expenses of $1.9 million relating to the PCB acquisition, as the third quarter was the first full quarter which included the results of PCB partially offset by a net decrease in other expenses. The last of the PCB's four banks was fully integrated into Colonial's systems during August. Substantially all of the cost savings from integration should begin to be recognized during the fourth quarter of 2004.

Franchise
---------
On September 28, 2004, Colonial announced the signing of a definitive agreement to acquire Union Bank of Florida (Union) for approximately $233 million. The consideration consists of approximately 75% cash and 25% stock.

Union is headquartered in Sunrise, Florida (Broward County) and had total assets of $1 billion, total deposits of $717 million and total loans of $639 million at September 30, 2004. Union currently operates 18 offices in Miami-Dade, Broward and Palm Beach counties.

The Company is currently evaluating financing alternatives including debt and stock issuances as well as other balance sheet strategies to maximize the flexibility and profitability of the combined company. For additional information related to this transaction, please see the 8-K filed on September 28, 2004.

The following is a summary of assets, deposits and branches at September 30, 2004 (pro forma including the impact of Union):

                % of total    % of non-time      % of total      Number of
                  Assets         Deposits         Deposits        Branches
                ----------    -------------      ----------      ----------
Florida             50%            59%               53%             141
Alabama             25%            25%               31%             119
Georgia              8%             5%                6%              22
Texas                5%             5%                4%              12
Nevada               4%             5%                4%              13
Corporate/Other      8%             1%                2%             ___


We continue to evaluate potential acquisitions as well as locations for new branches to strengthen our market share in the higher growth markets where we already have a presence while optimizing customer convenience and branch profitability. As a result of these evaluations, the Company closed six locations in Alabama and opened one in the Tampa Bay, Florida area during the quarter. An additional five branches are planned to open through the remainder of the year with four in Florida and one in Alabama.

Outlook
-------
The Company expects the target Federal Funds rate to continue to increase at a moderate pace.

We expect to have low double digit growth in loans, excluding mortgage warehouse loans, for 2004. Mortgage warehouse loans for the remainder of 2004 are expected to remain at $1 billion to $1.2 billion.

Asset quality is expected to remain excellent. Colonial expects to end the year with net charge-offs of 0.22% to 0.25% of average net loans.

The Company has experienced strong growth in non-time deposits. We expect to show record year over year growth of 25-30% in non-time deposits and 3-4% growth in time deposits.

Given current market conditions and the factors mentioned previously, we expect the net interest margin to range from 3.58% to 3.62% for 2004.

Noninterest income (excluding securities gains) for the year 2004 is expected to remain relatively even with 2003 as a result of increases in service charges on deposit accounts, electronic banking services, and BOLI income offset by a decrease in mortgage banking revenues and a decrease in financial planning services revenue.

We anticipate that noninterest expense (excluding the early extinguishment of debt and merger related expenses) will increase 11% to 13% in comparing 2003 to 2004 due to investments in several strategic initiatives related to revenue enhancement, including Colonial's business banking initiative, a new information technology center, new branches, completed acquisitions, technology related expenditures and normal operating increases.

There are a number of uncertainties that would impact the expectations noted above, including the overall strength of the economy and changes in market rates.